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                                                                 Exhibit 10.9

                              [OMTOOL LETTERHEAD]

                                                            December 14, 1999

Robert L. Voelk
Omtool, Ltd.
8 Industrial Way
Salem, NH 03079

Dear Robert:

     On behalf of Omtool, Ltd. ("Omtool"), I am pleased to extend your employment through December 31, 2001 (the "term of employment"). This employment letter outlines the terms of your continued employment responsibilities, compensation and benefits. Upon your acceptance of these terms, as indicated below, this employment letter shall be a binding agreement between you and Omtool.

     As discussed previously, on or before January 1, 2000 you agree to officially resign as Chief Executive Officer of Omtool. However, you shall continue to serve as the Chairman of the Board of Directors and your employment duties under this employment letter shall be to continue to provide services to Omtool consistent with that office and your past duties as Chairman of the Board.

     As the Chairman of the Board of Directors, you shall continue to preside at meetings of the board of directors and stockholders. In addition, your employment duties shall include contributing, as you and the Board mutually determine, to the strategic business activities of Omtool in a manner befitting your status as Chairman. By way of example, your services may include enhancing strategic alliances and partnerships and reviewing with the CEO marketing, sales, product and acquisition strategies. You may work at such locations as you reasonably determine, and we acknowledge that you will work primarily outside of Omtool's corporate headquarters. We will continue to reimburse you for reasonable business expenses, including without limitation the cost of telephone, facsimile and computer communication from your home office. The Company understands and accepts that during the term of your

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employment you will engage and have an interest for your own account in business activities other than those related to the business of Omtool so long as such business activities do not compete with the business of Omtool. The Company agrees to take all necessary actions to assure your nomination as a Class III director at the next Annual Meeting of Stockholders.

     During the term of employment, you shall be eligible to continue your participation in Omtool's medical, life and disability insurance plans and other benefit plans available to other Omtool employees, subject to the terms, conditions, and restrictions of all such benefit plans. You shall also continue to receive through 2000 and 2001 all other company benefits provided to you during 1999. Your rate of salary shall be $225,000 per year for each of the calendar years of 2000 and 2001. Your salary shall be paid in accordance with Omtool's customary practice as may be established or modified from time to time.

     On behalf of Omtool, it gives me great pleasure to reaffirm your continued involvement with Omtool. I anticipate your continued leadership shall make a key contribution to Omtool's success at this critical junction in our growth and development.

                                            Sincerely,

                                            /s/ Adrian A. Peters

                                            Adrian A. Peters
                                            President


Acknowledged and agreed to
this 14 day of December, 1999

/s/ Robert L. Voelk

Robert L. Voelk
Chief Executive Officer